P.O. BOX 738 - MARIETTA, OHIO - 45750	NEWS RELEASE
www.peoplesbancorp.com

FOR IMMEDIATE RELEASE	Contact:	Chuck Sulerzyski
May 1, 2023		President and CEO
(740) 374-6163

PEOPLES BANCORP COMPLETES ACQUISITION OF
LIMESTONE BANCORP
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MARIETTA, Ohio - Peoples Bancorp Inc. (“Peoples”) (Nasdaq: PEBO), parent company of Peoples Bank, announced today that it has completed its acquisition of Limestone Bancorp, Inc. (“Limestone”) (NASDAQ: LMST) and Limestone’s wholly-owned subsidiary, Limestone Bank, Inc. (“Limestone Bank”). The acquisition became effective as of the close of business on April 30, 2023. Peoples and Limestone first announced that they had entered into an agreement to merge on October 25, 2022. Under the terms of the agreement, shareholders of Limestone received 0.90 shares of Peoples common stock for each share of Limestone common stock. At March 31, 2023, Limestone had approximately $1.5 billion in total assets, $1.1 billion in total loans and $1.2 billion in total deposits.
“We are delighted to complete this combination with Limestone, which bolsters our Kentucky franchise and expands our reach into additional attractive markets,” said Chuck Sulerzyski, President and Chief Executive Officer of Peoples. “We are thankful for the hard work and dedication of the employees of Limestone and Peoples in completing this transaction. We look forward to welcoming Limestone shareholders and employees to become part of the Peoples team, and we are excited to introduce our array of products, services, and additional locations to clients in the Limestone communities.”
The completed acquisition included the merger of Limestone Bank into Peoples Bank. As a result, Limestone’s 20 branches throughout Kentucky will operate initially as a division of Peoples Bank. Peoples Bank will convert the Limestone branches to Peoples Bank branches after the close of business on August 4, 2023.
Peoples was advised by Raymond James & Associates, Inc. and the law firm of Dinsmore & Shohl LLP. Limestone was advised by Piper Sandler & Co. and the law firm of Wyatt, Tarrant & Combs, LLP.
Peoples is a diversified financial services holding company that makes available a complete line of banking, trust and investment, insurance, premium financing and equipment leasing solutions through its subsidiaries. Peoples has been headquartered in Marietta, Ohio since 1902. Peoples had $7.3 billion in total assets as of March 31, 2023, and 130 locations, including 113 full-service bank branches in Ohio, West Virginia, Kentucky, Virginia, Washington D.C. and Maryland. Peoples' vision is to be the Best Community Bank in America.
Peoples is a member of the Russell 3000 index of U.S. publicly-traded companies. Peoples offers services through Peoples Bank (which includes the divisions of Peoples Investment Services, Peoples Premium Finance and North Star Leasing), Peoples Insurance Agency, LLC and Vantage Financial, LLC.

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